Exhibit 10.1

NOODLES & COMPANY
COMPENSATION PLAN FOR NON-EMPLOYEE DIRECTORS
AMENDED AND RESTATED JULY 25, 2016

I. PURPOSE
1.1 The purpose of the Noodles & Company Compensation Plan for Non-Employee Directors (this “Plan”) is to provide a comprehensive compensation program to attract and retain qualified individuals who are not employed by Noodles & Company (the “Company”) or its subsidiaries to serve on the Company’s Board of Directors. In particular, this Plan aligns the interests of such directors with those of the Company’s shareholders by providing that a significant portion of such directors’ compensation is directly linked to the value of the Company’s common stock. This amendment and restatement of the Plan is effective beginning July 25, 2016.
1.2 Non-Covered Non-Employee Directors. This Plan shall not apply to any non-employee director serving on the Company’s Board of Directors who formerly held a management position at the Company, and no such individual shall be eligible for any grants or payments hereunder. For purposes of this Plan a “management position” is defined to include the Company’s Chief Executive Officer, Chief Financial Officer, General Counsel, Chief Operations Officer, Chief Marketing Officer, and equivalent positions thereto.
II. CASH RETAINERS
2.1 Annual Board Retainer. Except as provided in Section 2.4 of this Plan, each non-employee director shall be entitled to receive an annual cash retainer for his or her Board service, in such amount as determined by the Board of Directors from time to time, which shall be payable in quarterly installments. As of December 30, 2015, this amount is $50,000.
2.2 Committee Retainer. A non-employee director appointed as a member of a standing committee of the Board of Directors shall receive an annual cash retainer, payable in quarterly installments, in such amount as determined by the Board of Directors from time to time. These committee retainers are in addition to the annual retainer set forth in Section 2.1 above.
2.3 Retainer for Committee Chairs. A non-employee director appointed to chair a standing committee of the Board of Directors shall be paid an annual cash retainer, payable in quarterly installments, in such amount as determined by the Board of Directors from time to time. These committee chair retainers are in addition to the retainers set forth in Sections 2.1 and 2.2 above.
2.4 Retainer for Chairman of the Board of Directors. A non-employee director appointed to act as Chairman of the Board of Directors (“Chairman”) shall receive an annual cash retainer for his or her Board service and service as Chairman, in such amount as determined by the Board of Directors from time to time, which shall be paid in monthly installments. As of July 25, 2016, this amount is $100,000 per annum. Retainer payments under this Section 2.4 are in lieu of any payments under Section 2.1 of this Plan.
2.5 Pro-Rata Retainer. A non-employee director who commences service after the Annual Meeting of Shareholders shall be entitled to a pro-rated annual cash retainer as well as pro-rated annual committee and committee chair retainers, or a retainer for acting as Chairman, as applicable, and as approved by the incumbent non-employee directors. The amount of the retainer(s) shall be determined based on the number of full months during the year that a new non-employee director is in active service. The pro-rated portion of the annual retainer, if any, shall be payable in quarterly installments.
2.6 Equity Sponsors. Notwithstanding the preceding provisions of this Article II, for directors affiliated with the Company’s Equity Sponsors, the cash retainer for the period from July 1, 2016 through the end of the fiscal year commencing December 30, 2015 only shall be $25,000, which amount shall be payable in equal installments in the third and fourth quarters of 2016. No cash retainer shall be payable to such directors for any period prior to July 1, 2016. For subsequent fiscal years, the foregoing provisions of this Article II shall apply. For purposes of this Plan, Equity Sponsors shall mean Catterton Partners and Public Service Pension Board of Canada.

III. EQUITY AWARDS
3.1 Company’s Stock Incentive Plan. Grants of equity awards made under this Plan shall be made under the Company’s stock incentive plan that is in effect from time to time (“Stock Plan”). The terms “Fair Market Value” and “Stock” used in this Article III shall have the meanings set forth in the Stock Plan.
3.2 Annual Retainer Grants. Except as provided in Section 3.3 of this Plan, at the close of business on the date of each Annual Meeting of Shareholders, each non-employee director who then continues as a member of the Board of Directors may be granted restricted stock units (“RSUs”) in such amounts as determined by the Board of Directors from time to time. Notwithstanding the foregoing, the Board of Directors may grant any one or more of the awards set forth under the Stock Plan in such amounts and on such terms as determined by the Board of Directors from time to time. As of December 30, 2015, the Fair Market Value of the RSUs granted is $50,000. Notwithstanding the foregoing, effective as of July 1, 2016, directors affiliated with the Company’s Equity Sponsors shall receive RSU grants with a Fair Market Value of $25,000 for their service on the Board of Directors for the period from July 1, 2016 through the end of the fiscal year commencing December 30, 2015.
3.3 Annual Chairman Retainer Grants. A non-employee director acting as Chairman will receive RSUs in such amounts as determined by the Board of Directors from time to time. As of July 25, 2016, the Fair Market Value of the RSUs granted is $100,000, with such grant taking place as of the date of appointment as Chairman on the first year of service as Chairman and on the date of each Annual Meeting of Shareholders thereafter. RSU grants pursuant to this Section 3.3 are in lieu of any grant under Section 3.2 of this Plan.
3.4 Vesting of RSUs. A non-employee director’s RSUs shall be fully vested upon grant.
3.5 Pro-Rata Awards. Except as set forth in Section 3.3 of this Plan, a non-employee director who commences service after the Annual Meeting of Shareholders will receive a pro-rated equity award at the next Annual Meeting of Shareholders based upon the Fair Market Value of the equity award granted to the incumbent non-employee directors in the year in which such director was appointed or as otherwise approved by the incumbent non-employee directors. The amount of the award shall be determined based on the number of full months during the year that a new non-employee director is in active service.
3.6 Settlement of RSUs. The RSUs shall be settled by delivering shares of Stock promptly following vesting. Notwithstanding the foregoing, at the election of the non-employee director, settlement of the Stock may be deferred until the earlier of the director’s separation from Board service or a change in control of the Company, provided that any such election shall comply with the requirements of Section 409A of the Internal Revenue Code.
IV. ADDITIONAL PROVISIONS
4.1 For periods prior to July 1, 2016, no compensation shall be payable under this Plan to directors affiliated with the Company’s Equity Sponsors.
4.2 This Plan shall be administered by the Board of Directors, which shall have the power to interpret this Plan and amend it from time to time as it deems proper. To the fullest extent practicable, however, the terms and conditions of the Stock Plan shall be applicable to equity awards granted under this Plan.
4.3 This Plan may be suspended or terminated at any time by action of the Board of Directors. Notwithstanding any such suspension or termination, the Company shall remain obligated to pay cash retainer amounts earned but not yet paid and any outstanding equity awards under this Plan will continue to be governed by the terms of this Plan as in effect at the time of such suspension or termination, the Stock Plan or a prior stock plan, as applicable, and any applicable stock incentive award agreements.
4.4 Unless otherwise provided by the Board of Directors, the right to receive any compensation under this Plan, whether under new or outstanding equity awards, may not be transferred, assigned, or subject to attachment or other legal process.
4.5 To the extent any amounts paid under this Plan are subject to Section 409A of the Internal Revenue Code, this Plan will be interpreted in a manner to comply with the requirements of Section 409A of the Internal Revenue Code.

4.6 Subject to Sections 4.3 and 4.4 above, any outstanding equity awards under this Plan will continue to be governed by the terms of this Plan as in effect at the time such awards were granted.
4.7 This Plan shall be governed by and subject to the laws of the State of Delaware and applicable Federal laws.

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